Exhibit 99.1

Ironclad Performance Wear Reports Third Quarter 2010 Financial Results

Quarterly Net Profit Increases 14-Fold; Operating Expenses Decline 6.7%

LOS ANGELES, CA – November 10, 2010 – Ironclad Performance Wear Corporation (ICPW:OB), the recognized leader in high-performance task-specific work gloves and apparel, announced today financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Results
The Company reported net sales for the third quarter of 2010 of $3.38 million, a decrease of 6.0% from the third quarter of 2009 of $3.60 million. This decrease is primarily the result of lower international and seasonal promotional orders partially offset by increased specialty-branded glove styles.

Gross profit increased 3.1% to $1.43 million, or 42.4% of sales, compared to $1.39 million, or 38.7% of sales in the third quarter of 2009.  The improvement in gross profit is principally due to decreased lower margin international and promotional sales in 2010.

Operating expenses as a percent of sales decreased to 37.6%, or $1.27 million, compared to 37.9% of sales, or $1.36 million during the same period last year.

Net income from operations increased 468% to $163,007 compared to $28,722 during the same period in 2009. This continuing improvement in net income from operations reflects the increasing financial strength and discipline of the Company, and its ability to execute consistently on its business plan.

Net income increased $131,428 to $140,862 in the third quarter 2010, a 1,393% increase, compared to $9,434 in the same period last year.

Year-to-Date 2010 Results
The Company reported net sales for the first nine months of 2010 of $9.30 million, an increase of 1.1% from the corresponding period in 2009 of $9.20 million.

Gross profit increased 11.4% to $3.88 million, or 41.8% of sales, compared to $3.49 million, or 37.9% of sales for the first nine months of 2009.

Operating expenses as a percent of sales decreased to 43.6%, or $4.05 million, compared to 45.4% of sales, or $4.18 million during the same period last year.

Net loss from operations decreased 75.7% to ($163,523) compared to ($694,007) during the same period of 2009.

Net loss decreased $539,081 to ($231,563) in the first nine months of 2010 from ($770,644) in the first nine months of 2009.  This decreased loss is the result of the combination of each of the factors discussed above, principally the reduction in sales adjustments and operating expenses, and increased profit margins.

Balance Sheet Highlights
Cash at September 30, 2010 was $871,524 compared to $212,240 in the prior year.  Accounts receivable net, factored and non-factored, at September 30, 2010 were $1.49 million compared to $1.29 million in the prior year, primarily due to timing of sales.  Inventory and deposits on inventory were $4.50 million at September 30, 2010 compared to $5.17 million in the prior year.  Net working capital at September 30, 2010 was $3.43 million compared to $3.20 million in the prior year.  The Company had $1.49 million outstanding on its bank line of credit at September 30, 2010 compared to $1.43 million in the prior year.

“Ironclad’s financial and operational performance during the third quarter of this year continues to demonstrate the Company’s ongoing success in managing its business” said Scott Jarus, Chairman and CEO of Ironclad.  “Ironclad’s disciplined focus on profitable growth and controlled costs has proven to be a successful recurring model for the Company.”

Guidance for 2010
Ironclad reaffirms its expectations that EBITDA, including non-cash stock option expenses (Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense) will be positive.

Mr. Jarus concluded, “We continue to see excellent sustained growth with several Ironclad branded gloves, most notably the KONG glove line built for the oil and gas industry, and licensed gloves, such as those built under the Snap-on label.  In addition, there are a number of new business opportunities occurring in the fourth quarter of this year, particularly in the retail consumer sector, which should further propel the Ironclad brand and the Company’s financial success.”

Conference Call
Ironclad Performance Wear will hold a conference call to discuss third quarter 2010 financial results on Wednesday, November 10th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (888) 549-7704 ten minutes prior to the call.  International callers should dial 1+ (480) 629-9857. If you are unable to participate in the live call, a replay will be available through November 24, 2010.  To access the replay, dial (877) 870-5176 (passcode: 4383414). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through November 24, 2010.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves and apparel.  It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding achievement of financial goals for 2010, increasing interest and sales of Ironclad’s products, opportunities presented by new customers and Ironclad’s profitability in 2010.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Lorna Miller, Media Relations
lornam@ironclad.com
(310) 496-0930

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$871,524	$712,552
Accounts receivable net of allowance for doubtful accounts of $123,000 and $114,000	833,321	1,171,014
Due from Factor	658,980	320,169
Inventory net of reserve of $189,000 and $132,000	3,258,941	3,516,190
Deposits on Inventory	1,242,220	286,384
Prepaid and other	148,173	130,382
Total current assets	7,013,159	6,136,691

Property, Plant and equipment
Computer equipment and software	258,521	212,360
Vehicle	43,680	43,680
Office equipment and furniture	186,965	138,256
Leasehold improvements	38,594	38,594
Less: accumulated amortization	(389,257)	(335,317)
Total property, plant and equipment	138,503	97,573

Trademarks, net of accumulated amortization of $21,766 and $19,008	106,596	101,727
Deposits	11,354	11,354

Total Assets	$7,269,612	$6,347,345

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,087,110	$1,483,018
Line of credit	1,494,719	1,237,961
Total current liabilities	3,581,829	2,720,979

Long Term Liabilities
Fair value of warrant liability	-	5,383
Total Liabilities	3,581,829	2,726,362

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 72,951,185 shares issued and outstanding	72,951	72,951
Additional paid In capital	18,203,544	17,905,182
Accumulated deficit	(14,588,712)	(14,357,150)
Total Stockholders' Equity	3,687,783	3,620,983

Total Liabilities & Stockholders' Equity	$7,269,612	$6,347,345

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009

REVENUES
Net sales	$3,383,488	$3,598,337	$9,302,322	$9,198,240

COST OF SALES
Cost of sales	1,948,679	2,207,114	5,417,613	5,712,301

GROSS PROFIT	1,434,809	1,391,223	3,884,709	3,485,939

OPERATING EXPENSES
General and administrative	455,048	558,622	1,567,110	1,642,542
Sales and marketing	560,230	587,275	1,700,296	1,830,368
Research and development	80,513	54,866	242,177	198,558
Purchasing, warehousing and distribution	156,352	139,607	485,504	440,668
Depreciation and amortization	19,659	22,130	58,145	67,810

Total Operating Expenses	1,271,802	1,362,500	4,053,232	4,179,946

INCOME (LOSS) FROM OPERATIONS	163,007	28,723	(168,523)	(694,007)

OTHER INCOME (EXPENSE)
Interest expense	(22,693)	(18,315)	(60,398)	(61,375)
Interest income	13	6	41	473
Change in fair value of warrant liability	-	520	-	(3,083)
Other income(expense), net	497	(1,500)	574	6,477
Unrealized gain (loss) on financings activities	-	-	(1,929)	-
Litigation settlement	-	-	-	(17,183)
Loss on disposition of equipment	-	-	-	(480)

Total Other Income(Expense), Net	(22,183)	(19,289)	(61,712)	(75,171)

NET INCOME (LOSS) BEFORE INCOME TAXES	140,824	9,434	(230,235)	(769,178)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(38)	-	1,328	1,466

NET INCOME (LOSS)	$140,862	$9,434	$(231,563)	$(770,644)

BASIC AND DILUTED NET LOSS PER COMMON SHARE
Basic	$0.00	$0.00	$(0.00)	$(0.01)
Diluted	$0.00	$0.00	$(0.00)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	72,951,185	72,951,185	72,951,185	68,975,664
Diluted	90,852,800	88,456,280	72,951,185	68,975,664